SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                (Name of Registrant as Specified in its Charter)


                                  Railtex, Inc.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

April 28, 1998


DEAR SHAREHOLDER:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of RailTex, Inc. to be held on Wednesday, May 27, 1998, at 10:00 a.m. (CDT) at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas. We look forward to this opportunity to update you on developments here at RailTex and to greet our new shareholders.

We hope you will attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

Sincerely,

/s/ BRUCE M. FLOHR
    Bruce M. Flohr
    CHAIRMAN OF THE BOARD

/s/ LAURA D. DAVIES
    Laura D. Davies
    VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER
     AND CORPORATE SECRETARY


Enclosure

                                  RAILTEX, INC.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 27, 1998

TO THE SHAREHOLDERS OF RAILTEX, INC.:

        NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of RailTex, Inc., a Texas corporation, will be held at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas, on Wednesday, May 27, 1998, at 10:00 a.m.(CDT) for the following purposes:

        (1) To elect two (2) Directors to serve as Class III Directors for terms expiring in 2001 and until their respective successors are duly elected and qualified;

        (2) To approve the appointment of Arthur Andersen LLP as the Company's auditors for the 1998 fiscal year; and,

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at March 31, 1998. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

        A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 4040 Broadway, Suite 200, San Antonio, Texas, for a period of ten (10) days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

        SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

RAILTEX, INC.

/s/LAURA D. DAVIES
   Laura D. Davies
   CORPORATE SECRETARY

Dated:   April 28, 1998

                                  RAILTEX, INC.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209

                                 PROXY STATEMENT

        The accompanying proxy is solicited by the Board of Directors of RailTex, Inc., a Texas corporation (the "Company"), to be voted at the 1998 Annual Meeting of Shareholders at 10:00 a.m. (CDT) on Wednesday, May 27, 1998, or at any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 28, 1998.

                               VOTING AND PROXIES

        Only holders of record of Common Stock of the Company at the close of business on March 31, 1998 will be entitled to vote at the meeting. There were 9,186,199 shares of common stock outstanding on the record date. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

        All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Corporate Secretary, by submitting a later-dated proxy, or by attending the meeting and voting in person.

        The election of each nominee for Director requires a plurality of the votes cast. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of the appointment of auditors. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting; however, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

                                   PROPOSAL #1

                              ELECTION OF DIRECTORS

        The Bylaws of the Company provide for a Board of Directors of not less than three (3) members and not more than ten (10) members. Currently, there are seven (7) Directors. At the 1995 Annual Meeting of Shareholders, the Company's Bylaws were amended to classify the Board of Directors into three classes, each of which class of Directors, after an interim arrangement, will serve for three years, with one class being elected each year. At the 1995 Annual Meeting of Shareholders, the classified Board of Directors was implemented by the election of the initial Class I, Class II, and Class III Directors to serve for terms of one year, two years, and three years, respectively.

        The Board of Directors propose the election of two (2) Directors at the 1998 Annual Meeting of Shareholders to serve as Class III Directors. The Class III Director nominees are Robert M. Ayres, Jr. and Robert R. Lende. The nominees for Class III Directors, if elected, will serve for a three year term expiring in 2001 and until their respective successors are elected and qualified. The Board of Directors recommends a vote FOR such nominees.

        The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as Directors, unless otherwise specified. Such nominees have indicated a willingness to serve as Directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominees according to their best judgment and in the interest of the Company.

        The following information is furnished with respect to each of the nominees. Such information includes all positions with the Company and principal occupations during the last five years.

        Notice for election as Class III Directors, whose terms expire in 2001:

        ROBERT M. AYRES, JR., age 71, has served as a Director since 1988 and is a member of the Compensation and Nominating Committees. Mr. Ayres is currently a financial consultant and investor. From 1977 until 1988, Mr. Ayres was President, Vice Chancellor, and Chief Executive Officer of the University of the South. From 1973 to 1977, Mr. Ayres was Senior Vice President and a Director of Rotan Mosle, Inc. From 1962 to 1973, he was President and Director of Russ and Company, Inc., an investment banking firm. Mr. Ayres is also a Director of Howell Corporation, Rochelle Communications, PatOil Corporation, and James Avery Craftsmen.

        ROBERT R. LENDE, age 57, served as a Director, Executive Vice President, and Chief Financial Officer of RailTex from 1980 until he retired in June 1995. He currently serves as a Director of RailTex and is a member of the Nominating and Audit Committees. From 1975 through 1980, Mr. Lende was employed by Rotan Mosle, Inc., a Texas-based regional investment banking firm, most recently as Vice President-Corporate Finance. From 1971 to 1975, Mr. Lende was Vice President-Marketing for Heatransfer Corporation, a manufacturer of automobile air conditioners. Mr. Lende is also an advisor to the Alamo Group, Inc.

        The following information is furnished with respect to each of the continuing Directors. Such information includes all positions with the Company and principal occupations during the last five years.

        Class I Directors, whose terms expire in 1999:

        BRUCE M. FLOHR, age 58, founded RailTex in 1977, and currently serves as Chairman of the Board of Directors and Chief Executive Officer. From 1977 to October 1995, Mr. Flohr also had served as President of RailTex. From 1975 through 1977, Mr. Flohr held the positions of Deputy Administrator and Acting Administrator of the Federal Railroad Administration in Washington, D.C. In those positions, he had primary responsibility for rail safety, operation of the Alaska Railroad, and operation of the Transportation Test Center at Pueblo, Colorado. Mr. Flohr was employed by Southern Pacific Transportation Company from 1965 through 1975 and served as Division Superintendent of its San Antonio Division from 1971 through 1975. He is a founder and past Chairman of the Regional Railroads of America and is a Director of the Association of American Railroads. Mr. Flohr is also a Director of Harmon Industries, Inc. and the Transportation Technology Center, Inc.

        PALMER L. MOE, age 54, has served as a Director since June 1996 and is a member of the Audit Committee. Mr. Moe is the Executive Director of the Kronkowsky Charitable Foundation. From 1992 to August 1997, Mr. Moe was President of Storen Resources, Inc., a privately owned corporation which is now dormant. From 1983 to 1992, Mr. Moe was President and Chief Operating Officer of Valero Energy Corporation. From 1965 to 1983, Mr. Moe held various positions with Arthur Andersen LLP, including Managing Partner of the San Antonio office from 1978 to 1983.

        LAURA D. DAVIES, age 39, has served as a Director of RailTex since June 1996. She has been Vice President-Finance and Chief Financial Officer of RailTex since July 1995. Mrs. Davies was Vice President-Finance of RailTex Service Co., Inc. ("RSC"), a subsidiary of RailTex, from February 1995 to June 1995 and served as Controller of RSC since 1986. Mrs. Davies is a Certified Public Accountant and from 1981 to 1986 was employed by Arthur Andersen LLP. Mrs. Davies has tendered her resignation as Vice President-Finance and Chief Financial Officer of RailTex effective May 31, 1998.

        Class II Directors, whose terms expire in 2000:

        HEATHER J. GRADISON, age 45, has served as a Director since 1990 and is a member of the Nominating and Compensation Committees. Ms. Gradison is an international and domestic consultant specializing in advising on issues for regulatory reform. From 1990 until 1994, Ms. Gradison served as Assistant to the President for the American Enterprise Institute for Public Policy Research. From 1985 until 1990, Ms. Gradison served as Chairman of the Interstate Commerce Commission, and from 1982 until 1985, she was a Commissioner of the Interstate Commerce Commission. From 1975 to 1982, Ms. Gradison was employed by the Southern Railway System.

        FERD. C. MEYER, JR., age 58, has served as a Director since 1977 and is a member of the Audit and Compensation Committees. Mr. Meyer is Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1988 to January 1998, Mr. Meyer was Senior Vice President and General Counsel of Central and South West Corporation. From 1986 to 1988, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation.

                     MEETINGS AND COMPENSATION OF DIRECTORS

        During the fiscal year ended December 31, 1997, the Board of Directors held seven (7) meetings. During the fiscal year ended December 31, 1997, no Director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he has served.

        The members of the Board of Directors who are not full time employees of the Company are compensated at the rate of $20,000 per year and $1,000 per meeting attended. Members of committees of the Board of Directors are compensated at the rate of $1,000 per meeting attended. In addition, each Outside Director of the Company receives an annual grant of options to purchase 3,000 shares of Common Stock. The exercise price for these options is the closing sale price on the last business day prior to January 1 of the year for which the options are granted ($14.31 per share for 1998).

        The Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors also forms ad hoc committees from time to time.

                                 AUDIT COMMITTEE

        The Audit Committee of the Board of Directors, which currently consists of Robert R. Lende, Palmer L. Moe and Ferd. C. Meyer, Jr., met twice during the 1997 fiscal year. The functions of the Audit Committee are to recommend the selection of independent accountants, review and recommend approval of annual audited financial statements, and review significant changes in accounting policies and procedures. In addition, the Audit Committee reviews the adequacy of internal control and record-keeping systems, reviews compliance with applicable regulations and policies (including environmental regulations and policies on insider trading), and monitors litigation, fraud, and conflict of interest and their potential impact on financial results.

                             COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Ferd. C. Meyer, Jr. The Compensation Committee met five (5) times during the 1997 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers the employee benefit plans of the Company, including the Company's 1993 Stock Plan, as amended. No officer of the Company is a member of the Compensation Committee.

                              NOMINATING COMMITTEE

        The Nominating Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Robert R. Lende. The Committee met twice (2) during the 1997 fiscal year. The function of the Nominating Committee is to consider and recommend nominees for election as Directors. The Nominating Committee will consider nominees recommended by security holders. The names of any nominees to be recommended by security holders to the Nominating Committee must be submitted in writing to the Nominating Committee at the Company's corporate office at 4040 Broadway, Suite 200, San Antonio, Texas 78209, no later than December 23, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                                      None.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities Exchange Commission and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its Directors and executive officers, the Company believes that during the year ended December 31, 1997, all Section 16(a) filing requirements were satisfied, except for (i) an inadvertent late filing of a Form 3 for James R. Davis, after becoming Interim Vice President-Operations in September 1997; (ii) an inadvertent late filing of a Form 4 for Greg B. Petersen reporting the May 21, 1997 grant of 35,000 non-qualified stock options and the right to receive a future conditional grant of 30,000 non-qualified stock options; and (iii) an inadvertent late filing of a Form 4 for Clement J. Wydra reporting the May 21, 1997 grant of 5,000 non-qualified stock options.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

        The following table sets forth the beneficial ownership of the Company's Common Stock at March 31, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) the Chief Executive Officer and the other four most highly compensated officers of the Company (the "Named Executives"), and (iv) all Directors and executive officers as a group. The address for each of the Directors and the Named Executives is the address of the Company.

                                                           SHARES     %OF TOTAL
                                                        BENEFICIALLY    SHARES
5% SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVES            OWNED(1)  OUTSTANDING
------------------------------------------------------- ----------- ------------
The Capital Group Companies, Inc.(2)                        928,000      10.1%
State of Wisconsin Investment Board ......................  898,600       9.8
Bruce M. Flohr(3) ........................................  598,720       6.5
David L. Babson & Co. ....................................  530,200       5.8
Robert M. Ayres, Jr.(4) ..................................  198,374       2.2
Robert R. Lende(5) .......................................  145,683       1.6
Laura D. Davies(6) .......................................   76,919       0.8
David P. Valentine(7) ....................................   69,618       0.8
Ferd. C. Meyer, Jr.(8) ...................................   18,950       0.2
Palmer L. Moe (9) ........................................   17,318       0.2
Heather J. Gradison(10) ..................................   11,100       0.1
Michael T. Brigham (11) ..................................    9,859       0.1
Greg B. Petersen (12) ....................................    8,000       0.1
James R. Davis (13) ......................................    7,100       0.1
Michael A. Nosil (14) ....................................    5,107       0.1
James C. Dodge (15) ......................................    4,700       0.0
James H. Wagner (16) .....................................    2,297       0.0
Directors and executive officers as a group
 (14 persons)(17)........................................ 1,173,745      12.5

--------------
(1) Each holder has advised the Company that, except as noted below, it has sole investment and voting power with respect to the shares indicated.
(2) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Act and a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 678,000 shares or 7.4% of the total shares outstanding. The remaining shares reported as being beneficially owned by The Capital Group Companies, Inc. are beneficially owned by other subsidiaries of The Capital Group Companies, Inc.
(3) The number of shares of Common Stock beneficially owned by Mr. Flohr includes 22,599 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days, and 4,000 shares of stock held in trusts for members of Mr. Flohr's family for which Mr. Flohr has voting but not investment power. Not included are an aggregate of 20,565 shares beneficially owned by certain relatives of Mr. Flohr not living in his home.
(4) The number of shares of Common Stock beneficially owned by Mr. Ayres includes 6,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 11,000 shares of Common Stock held by a private foundation for which Mr. Ayres has voting and investment power.
(5) The number of shares of Common Stock beneficially owned by Mr. Lende includes 33,612 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 7,500 shares held by a private foundation, of which Mr. Lende is a co-trustee. Mr. Lende disclaims beneficial ownership of these shares.
(6) The number of shares of Common Stock beneficially owned by Mrs. Davies includes 55,982 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(7) The number of shares of Common Stock beneficially owned by Mr. Valentine includes 58,159 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days and does not include an aggregate of 9,468 shares of Common Stock beneficially owned by Mr. Valentine's adult children.
(8) The number of shares of Common Stock beneficially owned by Mr. Meyer includes 6,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(9) The number of shares of Common Stock beneficially owned by Mr. Moe includes 6,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(10) The number of shares of Common Stock beneficially owned by Ms. Gradison includes 6,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(11) The number of shares of Common Stock beneficially owned by Mr. Brigham includes 8,609 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(12) The number of shares of Common Stock beneficially owned by Mr. Petersen includes 7,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(13) The number of shares of Common Stock beneficially owned by Mr. Davis includes 4,200 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(14) The number of shares of Common Stock beneficially owned by Mr. Nosil includes 4,527 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(15)The number of shares of Common Stock beneficially owned by Mr. Dodge includes 4,200 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(16)The number of shares of Common Stock beneficially owned by Mr. Wagner includes 2,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.
(17)The number of shares of Common Stock beneficially owned by the Directors and executive officers as a group includes 224,887 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

        The following table shows all cash and non-cash compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers (collectively, the "Named Executives") for their services to the Company during the years ended December 31, 1997, 1996, and 1995. The Company has an employment contract with Greg B. Petersen, Vice President-Corporate Development, whereby one year of his base salary is guaranteed should the Company choose to terminate his employment within the first two years of his employment for any reason other than performance or violation of company policy. The Company does not have employment contracts with any other of the Named Executives.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL                  LONG-TERM
                                 --------------------------------  ---------
                          FISCAL                      OTHER ANNUAL           ALL OTHER
                           YEAR   SALARY  BONUS(1)(2) COMPENSATION OPTIONS COMPENSATION(5)
                           ----   ------  ----------- ------------ ------- --------------
Bruce M. Flohr             1997  $275,000  $110,000     $ --       15,459  $80,846
CHAIRMAN AND CHIEF         1996   261,397    68,750       --        6,260   80,846
   EXECUTIVE OFFICER       1995   234,192    41,733       --       14,338   71,134

Greg B. Petersen           1997    86,559   116,843(3)    --       35,000    6,127
VICE PRESIDENT-CORPORATE   1996      --        --         --         --       --
   DEVELOPMENT             1995      --        --         --         --       --

Laura D. Davies (6)        1997   150,000    45,000       --        4,743   32,925
VICE PRESIDENT-FINANCE     1996   150,000    28,125       --       22,593   28,175
  CHIEF FINANCIAL OFFICER  1995   129,363    17,289       --        4,085   13,454

David P. Valentine (7)     1997   159,086    30,000       --        4,192     --
VICE PRESIDENT-LINE        1996   159,086    19,884       --        2,416     --
   ACQUISITIONS            1995   159,086    16,107       --        5,213     --

James H. Wagner            1997   120,297    40,000(4)    --       20,000   18,131
VICE PRESIDENT-CHIEF       1996      --        --         --         --       --
MECHANICAL OFFICER         1995      --        --         --         --       --

------------------
(1) Bonuses are paid to executive officers, as well as all other employees of the Company, pursuant to the Company's performance-based incentive compensation program.
(2) The amount shown in the bonus column reflects bonuses paid in subsequent periods for performance during the named period.
(3) Includes a signing bonus paid to Mr. Petersen of $90,875.
(4) Includes a signing bonus paid to Mr. Wagner of $20,000.
(5) Consists of amounts contributed by the Company pursuant to the Company's 401(k) profit sharing plan in the amounts of $19,000 and $16,000 for Mr. Flohr and Mrs. Davies, respectively, in 1997. In addition, ALL OTHER COMPENSATION consists of premiums paid by the Company for split dollar life insurance in the amounts of $61,846, $6,127, $16,925 and $18,131 for Mr. Flohr, Mr. Petersen, Mrs. Davies and Mr. Wagner, respectively.
(6) Mrs. Davies has tendered her resignation as Vice President-Finance and Chief Financial Officer, effective May 31, 1998.
(7) Mr. Valentine retired on February 28, 1998.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                        OF STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS IN 1997                 FOR OPTION TERM (1)
                      ----------------------------------------------    ----------------------------
                                     % OF
                                     TOTAL
                      NUMBER         OPTIONS
                      OF             GRANTED
                      SECURITIES       TO       EXERCISE
                      UNDERLYING    EMPLOYEES   OR BASE
                      OPTIONS          IN        PRICE     EXPIRATION
     NAME             GRANTED(2)   FISCAL YEAR ($/SHARE)      DATE          5% ($)    10% ($)
--------------------  ------------   -----     --------    ---------      --------    --------
Bruce M. Flohr .....  15,459         8.18%     $18.50(4)   3/12/2007      $179,788    $455,731
Greg B. Petersen ...  35,000(3)     18.52       17.88(5)   5/21/2007       393,400     997,500
Laura D. Davies ....   4,743         2.51       18.50(4)   3/12/2007        55,161     139,824
David P. Valentine .   4,192         2.22       18.50(4)   3/12/2007        48,753     123,580
James H. Wagner ....  10,000         5.29       17.88(5)   5/21/2007       112,400     285,000
James H. Wagner ....  10,000         5.29       17.63(6)   6/19/2007       110,900     281,000

--------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $18.50 in 1997 would yield profits of $11.63 at 5.0% appreciation per year over ten years, or $29.48 at 10.0% appreciation per year over the same period. One share of stock purchased at $17.88 in 1997 would yield profits of $11.24 at 5.0% appreciation per year over ten years, or $28.50 at 10.0% appreciation per year over the same period. One share of stock purchased at $17.63 in 1997 would yield profits of $11.09 at 5.0% appreciation per year over ten years, or $28.10 at 10.0% appreciation per year over the same period.
(2) All options granted in 1997 by the Company vest over a five year period from the date of grant, provided the option holder remains employed with the Company.
(3) Mr. Petersen also received a right to receive a future conditional grant of 30,000 non-qualified stock options on May 21, 1997.
(4) The options were granted in March 1997. The exercise price was set at $18.50, the last sale price for the Company's Common Stock on March 11, 1997.
(5) The options were granted in May 1997. The exercise price was set at $17.88, the last sale price for the Company's Common Stock on May 20, 1997.
(6) The options were granted in June 1997. The exercise price was set at $17.63, the last sale price for the Company's Common Stock on June 18, 1997.


        The following table describes the exercisable and unexercisable options to purchase shares of the Company's Common Stock held by the Company's Named Executives and the value of such options as of December 31, 1997.

                                           AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                                       AND FY-END OPTION VALUES

                                                            NUMBER OF             VALUE OF UNEXERCISED
                                                           UNEXERCISED               IN-THE-MONEY
                        SHARES                             OPTIONS AT                 OPTIONS AT
                        ACQUIRED                            12/31/97                  12/31/97(2)
                        ON           VALUE         --------------------------- --------------------------
NAME                    EXERCISE(#)  REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                    -----------  -----------   -----------  -------------- ------------ -------------
Bruce M. Flohr .........25,970(1) $680,413(1)       38,562        33,270         162,891           --
Greg B. Petersen .......  None       N/A              --          35,000            --             --
Laura D. Davies ........  None       N/A            51,159        28,497         374,456         10,194
David P. Valentine .....  None       N/A            52,880        12,947         424,393         11,765
James H. Wagner ........  None       N/A              --          20,000            --             --

-------------
(1) Mr. Flohr exercised 48,003 options which resulted in a gain of $680,413, a result of the difference between the exercise price of the options and the market price of the options on the date the options were exercised. 22,033 shares were sold to fund the exercise of the options and income taxes. As a result, 25,970 shares were acquired.
(2) The value of unexercised options is based on the difference between the closing sales price of $14.31 per share of Common Stock on December 31, 1997 and the option exercise price.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                        PERFORMANCE         ESTIMATED FUTURE PAYOUTS
                                            OR                   UNDER NON-STOCK
                                        OTHER PERIOD            PRICE-BASED PLANS
                                           UNTIL     ------------------------------------
                            NUMBER OF    MATURATION
     NAME                    SHARES (1)  OR PAYOUT   THRESHOLD(2)  TARGET(3)   MAXIMUM(4)
---------------              ----------  ---------   ------------  ----------  ---------
Bruce M. Flohr ..........     5,203       2 Years       2,601       5,203       10,406
Greg B. Petersen ........     1,490       2 Years         745       1,490        2,980
Laura D. Davies .........     1,596       2 Years         798       1,596        3,192
David P. Valentine ......     1,411       2 Years         705       1,411        2,822
James H. Wagner(5) ......      --            --          --          --           --

--------------
(1) Represents the number of performance shares granted on March 12, 1997, pursuant to the 1993 Stock Plan, as amended. The final payouts for performance shares are made in the Company's Common Stock and are based on the Company's total shareholder return as compared to a group of publicly traded railroad, trucking and transportation logistic companies and the "Russell 2000" index. Employees must be employed by the Company at the end of two years from the date of the award to receive the performance shares. During the two year period, the number of shares to be awarded can increase by a maximum of 200 percent or decrease to zero.
(2) The threshold amount assumes a total shareholder return, which, when compared to the benchmarks, yields a 50 percent payout.
(3) The target amount assumes a total shareholder return, which, when compared to the benchmark yields, a 100 percent payout.
(4) The maximum amount assumes a total shareholder return, which, when compared to the benchmarks, yields a 200 percent payout.
(5) Mr. Wagner was not eligible to receive performance shares in 1997.

                    CHANGE IN CONTROL SEVERANCE ARRANGEMENTS

        On February 25, 1998, the Board of Directors authorized the Company to enter into Change in Control Agreements with the Chief Financial Officer, the Vice President-Sales and Marketing, the Vice President-Administration, the Vice President-Operations, the Vice President-Chief Engineer, the Vice President-Chief Mechanical Officer, and the Vice President-Corporate Development. The Board authorized the Change in Control Agreements in order to, among other things, (i) assure the ability of the Company and its subsidiaries to attract and retain competent senior executives and the continuity of management in the event of an actual or threatened change in control of the Company, and (ii) assure that management is, as a practical matter, able to evaluate any actual or threatened takeover bid objectively. The Change in Control Agreements were not entered into in response to any actual or threatened change in control of the Company.

        Under the Change in Control Agreements, an officer will receive a lump-sum payment equal to three times the officer's current base pay and targeted cash bonus upon the termination of the officer's employment with the Company within two (2) years after a change in control. An officer will also be permitted to participate, for three (3) years after termination, in the Company's various health care, dental, group life and group long-term disability benefit plans, and will be provided with the title to any Company car the officer is using at the time of termination. Except in certain situations, the Company will also pay any additional amounts necessary to cover any federal excise taxes the officer may incur as a result of the Change in Control Agreements and, provided the officer has not acted in bad faith or with no colorable claim of success, the Company will pay all of the legal fees incurred by the officer in enforcing the Change in Control Agreements. In general, a change in control is deemed to have occurred upon any of the following: (i) an individual, entity or group acquires 20% or more of the outstanding voting stock of the Company, (ii) the individuals who constitute the incumbent Board of Directors cease to constitute at least a majority of the Board of Directors,
(iii) the consummation of a reorganization, merger or consolidation, the sale or disposition of all or substantially all of the Company's assets or other transaction (a "Business Combination") unless immediately after the Business Combination (a) the beneficial owners before the Business Combination own two-thirds of the voting stock, (b) no person beneficially owns 20% or more of the voting stock in the entity resulting from the Business Combination, and (c) at least a majority of the Company's Board of Directors before the Business Combination comprise the Board of the entity resulting from the Business Combination, or (iv) approval of the complete liquidation or dissolution of the Company by the Company's shareholders. The Company may, however, terminate an officer's employment and not pay him or her any amounts under the Change in Control Agreements if the officer is convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties, intentionally engages in wrongful damage to the property of the Company or intentionally engages in the wrongful disclosure of confidential information, any of which demonstrably and materially harms the Company.

                          COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors, consisting of three independent Directors (the "Committee"), presents the following report on executive compensation. The report describes the Company's executive compensation programs and the basis on which the Committee made compensation decisions for 1997 with respect to the Company's executive officers, including those named in the above compensation tables.

     COMPENSATION OBJECTIVES. RailTex's executive compensation program has as its foundation the following objectives:

 o Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to RailTex shareholders and customers;

 o Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and

 o Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to RailTex's shareholders in both the long-term and the short-term.

        To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual bonuses, stock option grants and performance share awards tied to corporate and individual performance.

     ANNUAL BASE SALARIES. The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. The Committee's decisions regarding the 1997 base salary to be paid to each executive officer and the executive officers as a group were based upon several factors (without any particular emphasis given by the Committee to one factor over another), including the executive's job performance, competitive compensation data, and the executive's experience, responsibilities and management abilities. The Committee also considered the Company's performance in 1996, noting the Company's 1996 consolidated net income increased by 44.4% and its operating revenues increased by 12.3%.

     ANNUAL INCENTIVE COMPENSATION. The Company maintains a performance-based, incentive compensation program through which a portion of the Company's earnings are distributed as compensation to all of its employees. Cash incentive compensation to the Company's executive officers are paid annually. The incentive compensation plan for executive officers provides for cash incentive compensation to be paid based upon a predetermined target (expressed as a percentage of annual salary). The target is increased or decreased based upon the Company's net income achieved relative to the business plan as approved by the Board of Directors and the executive officer's personal performance. In addition, executive officers are also awarded, through the 1993 Stock Plan, as amended, a calculated value of stock options and performance shares based upon a predetermined percentage of the cash incentive compensation, as defined in the incentive compensation plan. The Compensation Committee may also award special bonuses to recognize special achievements. The executive officer bonuses for 1997 were determined and paid in March 1998.

     STOCK OPTIONS AND PERFORMANCE SHARES. In order to encourage executive officers to focus on the Company's long-term performance, the Committee granted its executive officers non-qualified stock options to purchase shares of the Company's Common Stock. The options, with a ten-year term, vest and become exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant, provided the executive officer remains an employee of the Company. In addition, the Company awarded its executive officers (except James
H. Wagner, Vice President-Chief Mechanical Officer who was not eligible in 1997) performance shares. Payouts for performance shares are made in the Company's Common Stock and are based on the Company's total shareholder return over a two year period as compared to a group of publicly traded railroad, trucking and transportation logistic companies and the "Russell 2000" index. Employees must be employed by the Company at the end of two years from the date of the award to receive the performance shares. At the conclusion of the two year period, the number of shares awarded can increase by a maximum of 200 percent or decrease to zero based on the Company's total shareholder return versus the benchmark groups during the two year performance period.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Flohr's base annual salary for the year ended December 31, 1997 was $275,000, a 5% increase over 1996. In March 1998, he was paid a bonus for 1997 of $110,000, which constituted 40% of his base annual salary and a 60% increase from the $68,750 bonus paid to him for 1996. Mr. Flohr also received options to purchase 15,459 shares of the Company's Common Stock at $18.50 per share and was awarded 5,203 performance shares. In establishing the 1997 annual salary for Mr. Flohr, the Committee considered the same factors it considered in the setting the 1997 annual salaries for the other executive officers as described above.

                                                   COMPENSATION COMMITTEE:

                                                   ROBERT M. AYRES, JR.
                                                   HEATHER J. GRADISON
                                                   FERD. C. MEYER, JR.

                          STOCK PRICE PERFORMANCE GRAPH

        The Company's Common Stock first began publicly trading on the National Market System of Nasdaq on November 18, 1993. The graph below compares the cumulative total shareholder return on the Company's Common Stock for the period November 18, 1993 through December 31, 1997, with the cumulative total return on the Nasdaq U.S. Composite Index, the Nasdaq Truck and Transportation Index, and a composite comparison group determined by the Company consisting of certain Class I railroads, trucking companies, and rail equipment companies. Conrail, Inc. has been excluded from the composite comparison group in 1997 due to its merger with CSX Transportation, Inc. and Norfolk Southern Railway Company in mid-1997. The return calculations presented assume an investment of $100 on November 18, 1993 in the Company's Stock and each of the indices, and the reinvestment of all dividends.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

-----------------------------------  --------- --------- --------- ---------- --------- ---------
                                      11/18/93  12/31/93  12/30/94   12/29/95  12/31/96  12/31/97
-----------------------------------  --------- --------- --------- ---------- --------- ---------
RailTex                                  100       168       144        127       153        86
-----------------------------------  --------- --------- --------- ---------- --------- ---------
NASDAQ US Composite Index                100       106       103        146       179       220
-----------------------------------  --------- --------- --------- ---------- --------- ---------
NASDAQ Truck/Transportation Index        100       103        93        109       120       154
-----------------------------------  --------- --------- --------- ---------- --------- ---------
Comparator Group                         100       101        85        121       138       157
-----------------------------------  --------- --------- --------- ---------- --------- ---------

                                   PROPOSAL #2

                             APPOINTMENT OF AUDITORS

        The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to audit the accounts of the Company for the 1998 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding year. The Board recommends that the shareholders vote FOR approval of the appointment of Arthur Andersen LLP. The affirmative vote of a majority of the shares present and voting at the meeting in person and by proxy is required for approval.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than December 23, 1998. The Company's corporate office is located at 4040 Broadway, Suite 200, San Antonio, Texas 78209.

                               PROXY SOLICITATION

        The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communication to, or by meeting with, shareholders or their representatives by Directors, officers and other employees of the Company who will receive no additional compensation therefor.

        The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. The Company reimburses such persons for their reasonable expenses.

                                  OTHER MATTERS

        No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

RAILTEX, INC.
/s/ LAURA D. DAVIES
    Laura D. Davies
    VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER,
      AND CORPORATE SECRETARY

Dated:   April 28, 1998

                                 RAILTEX, INC.
                 4040 Broadway, Suite 200 San Antonio, TX 78209

                 PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27,1998

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAILTEX, INC.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Railtex, Inc. (the "Company") and hereby appoints Robert M. Ayers, Jr., Ferd. C. Meyer, Jr., Palmer L. Moe, and each of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of shares of Common Stock the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of the Company to be held May 27,1998, or at any adjournment thereof and to vote all shares of Common Stock of the Company held by the undersigned and entitled to be voted upon the following matters as indicated on the reverse side.

This Proxy may be revoked at any time prior to the voting thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS, NUMBER 1, NUMBER 2 AND NUMBER 3.

--------------------------------------------------------------------------------
Comments/Address Change



--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

                                                            PLEASE MARK    [X]
                                                            YOUR VOTES AS
                                                            INDICATED BY
                                                            THIS EXAMPLE

(1) ELECTION OF CLASS III DIRECTORS

FOR ALL NOMINEES      WITHHOLD         ROBERT M. AYRES, JR. AND ROBERT R. LENDE
LISTED TO THE RIGHT   AUTHORITY      (INSTRUCTIONS: To withhold authority to
                    TO VOTE FOR ALL   vote for any individual nominee, write
                    NOMINEES LISTED   that nominee's name in the space provided
                    TO THE RIGHT      below).
      [ ]                [ ]         __________________________________________

(2) To approve the appointment of Arthur    (3) In their discretion, to vote
    Andersen LLP as the Company's auditors   upon such other business as may
    for the year ending December 31, 1998.   properly come before the meeting
                                             or any adjournment thereof
      FOR        AGAINST       ABSTAIN
      [ ]          [ ]           [ ]

COMMENTS/ADDRESS CHANGE       [ ]

The undersigned(s) acknowledges receipt of the Notice of 1998 Annual Meeting of Shareholders and the proxy statement accompanying the same, each dated April 28, 1998.

Please date this proxy and sign your name exactly as it appears hereon. If there is more than one owner, each should sign. When signing as an agent, attorney, administrator, guardian or trustee, please indicate your title as such. If executed by a corporation this proxy should be signed in the corporate name by a duty authorized officer who should so indicate his or her title.

                    PLEASE DATE, SIGN AND RETURN THIS PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

                      _______________________________________
                      Date

                      _______________________________________
                      Signature

                      _______________________________________
                      Signature if held jointly

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